Exhibit 99.1

MURPHY USA WELCOMES HON. JEANNE L. PHILLIPS TO BOARD OF DIRECTORS

EL DORADO, Arkansas, November 26, 2018 – Murphy USA Inc. (NYSE:MUSA) is pleased to announce that the Board of Directors has appointed Hon. Jeanne L. Phillips as an independent director of the company.

“It is with great pleasure that we add Jeanne to our Board,” said Madison Murphy, Chairman of Murphy USA Inc. “Her mixture of experience in the arenas of both corporate governance and government give her a unique perspective on some of the most critical issues our Company will face. We fully expect her to hit the ground running as a vital and important member of our Board family."

Ambassador Phillips is currently Senior Vice President, Corporate Engagement & International Relations of Hunt Consolidated, Inc., one of the largest privately held companies in the United States involved in numerous industries including energy, power, real estate, investments, ranching and infrastructure. Ambassador Phillips served President George W. Bush as the U.S. Permanent Representative to the Organization for Economic Cooperation and Development (OECD) with rank of ambassador in Paris from 2001 until the summer of 2003. Following both the 2000 and 2004 Bush-Cheney Presidential Campaigns, she was appointed by President Bush to serve as executive director and then chairman of the 54th and 55th Presidential Inaugural Committees.

Prior to serving as U.S. Ambassador, she owned and operated one of the top high-dollar fundraising firms in the United States with both political and non-political clients. Ambassador Phillips earned her Bachelor's Degree from Southern Methodist University in 1976 and was awarded the Distinguished Alumni Award from SMU in 2005. She serves on several Board of Trustees including Southern Methodist University, George W. Bush Presidential Center and American University of Paris, France.
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About Murphy USA
Murphy USA (NYSE:MUSA) is a leading retailer of gasoline and convenience merchandise with more than 1,440 stations located primarily in the Southwest, Southeast and Midwest United States. The company and its team of nearly 10,000 employees serve an estimated 1.6 million customers each day through its network of retail gasoline stations in 26 states. The majority of Murphy USA's sites are located in close proximity to Walmart stores. The company also markets gasoline and other products at standalone stations under the Murphy Express brand. Murphy USA ranks 279 among Fortune 500 companies.

Source: Murphy USA Inc. (NYSE: MUSA)

Investor Contact:
Christian Pikul - Senior Director of Investor Relations
Christian.Pikul@murphyusa.com